KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

January 6, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Nuveen Quality Municipal Income Fund (the Fund) and, under the date of December 26, 2024, we reported on the financial statements of the Fund as of and for the years ended October 31, 2024 and 2023. On October 24, 2024, we were notified that the Fund appointed PricewaterhouseCoopers LLP as its principal accountant for the year ending October 31, 2025 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Fund’s financial statements as of and for the period ended October 31, 2024, and the issuance of our report thereon. On December 26, 2024, we completed our audit and the auditor-client relationship ceased.

We have read the statements made by the Fund under the heading “Important Notices- Changes in Independent Registered Public Accounting Firm” in Item 1 of Form N-CSR dated January 6, 2025, and we agree with such statements, except we are not in a position to agree or disagree with the Fund’s statement in section b under the heading “Important Notices- Changes in Independent Registered Public Accounting Firm” in Item 1 of Form N-CSR.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.